Exhibit 2.2

THIS AGREEMENT is dated 14 July 2011 and is made BETWEEN:

1.
TJCC HOLDINGS LIMITED a company incorporated in the Cayman Islands with limited liability whose registered office is at Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands;

2.	NEWCO HONG KONG 123 LIMITED a company incorporated in Hong Kong (with registered number 1593988), whose registered office is at 9/F, Three Exchange Square, Hong Kong; and

3.	JOY GLOBAL INC. whose principal executive offices are located at 4400 West National Avenue, Milwaukee, WI 53214, USA,

together, the Parties.

IT IS AGREED as follows:

1.	Background

This agreement is supplemental to and amends the share purchase agreement between the Parties dated 11 July 2011 (the Share Purchase Agreement), with the intention that references to "the date of this agreement" in the Share Purchase Agreement shall continue to mean " 11 July 2011".

2.	Amendments

The Parties agree that, with effect on and from the date of this agreement, the Share Purchase Agreement is amended and restated in the form as set out in the Schedule.

3.	Miscellaneous

3.1	From the date of this agreement, the Share Purchase Agreement and this agreement will be read and construed as one document.

3.2
This agreement may be executed in any number of counterparts, all of which taken together, will constitute one and the same agreement, and any party may enter into this agreement by executing a counterpart.

4.	General

4.1	This agreement shall be governed by and construed in accordance with Hong Kong law.

4.2
The provisions of clause 15 (Notices), 16 (Further Assurance) and 21 (Dispute Resolution) of the Share Purchase Agreement, as amended and restated in the form set out in the Schedule, will apply to this agreement.

1

EXECUTION PAGE

IN WITNESS WHEREOF this agreement has been signed by the parties and it is intended to be and is hereby delivered on the day and year first above written.

SIGNED by	)
for and on behalf of	)	/s/ Lisa M. Ondrula
TJCC HOLDINGS LIMITED	)	Name: Lisa M. Ondrula
	)	Title: Officer

SIGNED by	)
for and on behalf of	)	/s/ John David Major
NEWCO HONG KONG 123 LIMITED	)	Name: John David Major
	)	Title: Director

SIGNED by	)
for and on behalf of	)	/s/ John David Major
JOY GLOBAL INC.	)	Name: John David Major
	)	Title: EVP, General Counsel and Secretary

2

SCHEDULE

AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

3

SHARE PURCHASE AGREEMENT
RELATING TO THE SALE AND PURCHASE OF
534,800,000 SHARES IN THE CAPITAL OF
INTERNATIONAL MINING MACHINERY HOLDINGS LIMITED

11 JULY 2011
(AS AMENDED AND RESTATED ON 14 JULY 2011)

TJCC HOLDINGS LIMITED
as Seller

AND

NEWCO HONG KONG 123 LIMITED
as Purchaser

AND

JOY GLOBAL INC.
as Purchaser Parent

THIS AGREEMENT is made on 11 July 2011

BETWEEN:

(1)
TJCC HOLDINGS LIMITED a company incorporated in the Cayman Islands with limited liability whose registered office is at Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands (the Seller);

(2)	NEWCO HONG KONG 123 LIMITED a company incorporated in Hong Kong (with registered number 1593988), whose registered office is at 9/F, Three Exchange Square, Hong Kong (the Purchaser); and

(3)	JOY GLOBAL INC. whose principal executive offices are located at 4400 West National Avenue, Milwaukee, WI 53214, USA (the Purchaser Parent).

BACKGROUND:

(A)	The Seller is the beneficial owner of the Sale Shares.

(B)	The Seller wishes to sell and the Purchaser wishes to purchase the Sale Shares on the terms and subject to the conditions set out in this agreement.

(C)	The Purchaser is owned and controlled by the Purchaser Parent and the Purchaser Parent is willing to guarantee the obligations of the Purchaser under the terms of this agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1
In addition to terms defined elsewhere in this agreement, the definitions and other provisions in the schedule headed "Interpretation" apply throughout this agreement, unless the contrary intention appears.

1.2
In this agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule to this agreement.  The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

2.	SALE AND PURCHASE OF THE SALE SHARES

2.1	Subject to the Conditions being satisfied or, where permitted, waived, the Seller shall sell and the Purchaser shall purchase and pay for the Sale Shares.

2.2
The Sale Shares shall be sold free from all Encumbrances and together with all rights attaching to the Shares at the date of this agreement or accruing at any time on or after the date of this agreement, with the exception of any Annual Dividend paid at any time from (and including) the date of this agreement through (and including) the Completion Date and in respect of which the record date falls prior to the Completion Date.

2.3	The Seller acknowledges that the Purchaser enters into this agreement in reliance on the representations, warranties and undertakings of the Seller set out in this agreement.

2.4
The Seller covenants with the Purchaser that it has the right to sell and transfer to the Purchaser the full beneficial interest in the Sale Shares on the terms set out in this agreement and free of all third party interests and Encumbrances of whatever nature.

3.	PURCHASE PRICE

3.1	The consideration for the sale of the Sale Shares shall be a price of HK$8.50 per Sale Share.

3.2
The aggregate consideration for the sale of the Sale Shares shall be HK$4,545,800,000 (the Purchase Price), payable to the Seller in accordance with and subject to the terms and conditions of this agreement.

4.	CONDITIONS

4.1	The Purchaser's obligation to purchase the Sale Shares from the Seller under the terms of this agreement is conditional on:

(a)
the Anti-monopoly Bureau (AMB) of the Ministry of Commerce (MOFCOM) having cleared the transactions contemplated by this agreement following the submission of a notification by the Purchaser pursuant to and in accordance with clause 5, such clearance having been obtained either as a result of MOFCOM reaching an express decision to that effect or as a result of MOFCOM failing to reach a decision in respect of the notification within the time limits prescribed under Articles 25 and 26 of the Anti-monopoly Law of the PRC (AML) and, in any such case, either (i) unconditionally, or (ii) subject to conditions which do not have a material effect on the Business and the Purchaser Parent's business in the PRC, taken as a whole;

(b)	no governmental action, court order or proceeding having been taken at any time prior to Completion that:

(i)	prohibits the consummation of the transactions contemplated by this agreement; or

(ii)	adversely affects in any material respect the Purchaser's rights to exercise full rights of ownership of the Sale Shares or the Purchaser' rights under this agreement;

(c)
the Seller’s Warranties (i) that are qualified by Material Adverse Effect, or the Fundamental Warranties in paragraphs 1(ii) and 3(i) of the schedule headed "Seller's Warranties", shall be true and correct as of the date of this agreement (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this agreement or caused by the transactions contemplated hereby; (ii) that are not Fundamental Warranties and are not qualified by Material Adverse Effect shall be true and correct as of the date of this agreement (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this agreement or caused by the transactions contemplated hereby and except for failures to be true and correct as would not when taken together have a Material Adverse Effect; (iii) that are Fundamental Warranties (save for the Seller's Warranties in paragraphs 1(ii) and 3(i) of the schedule headed "Seller's Warranties") shall be true and correct as of the date of this agreement and as of the Completion Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this agreement or caused by the transactions contemplated hereby;

(d)
no Material Adverse Change shall have occurred in relation to the Wider Group as a whole (provided that if the Condition in clause 4.1(a) has been satisfied or waived by the Purchaser prior to the publication of the Company's results announcement for the twelve months ending on 31 December 2011, the Condition set out in this Clause 4.1(d) shall be deemed to have been satisfied); and

(e)
subject to the SFC granting approval for such resignations to be given in advance of their effective date, there having been obtained and delivered to the Purchaser at Completion resignations of the Seller’s 5 executive Directors and 2 non-executive Directors identified in the schedule headed “The Company”, each expressed to become effective automatically at the earliest time permitted by the Takeovers Code (provided that, if the SFC objects to the resignations being given in advance of their effective date, this Condition shall be deemed to be waived as a Condition and shall automatically become a post-Completion undertaking on the part of the Seller to procure at the earliest time permitted by the SFC resignations of the Seller’s 5 executive Directors and 2 non-executive Directors identified in the schedule headed “The Company”, each expressed to be and to become effective automatically at the earliest time permitted by the Takeovers Code).

4.2
For the purposes of Condition 4.1(d) and notwithstanding anything to the contrary set forth in this agreement, there shall be deemed to have been a Material Adverse Change in relation to the Wider Group as a whole if:

(a)
the Company’s Revenue, as set forth in the Company’s results announcement for the twelve months ending 31 December 2011 filed with the Stock Exchange pursuant to the Listing Rules and determined in accordance with the Company’s financial and accounting policies, practices and judgments (and as adjusted to exclude: (i) non-recurring extraordinary or one-time items, adjustments or accruals; (ii) adjustments arising as a result of or in connection with this agreement and the Completion hereunder and the transactions contemplated hereby; and (iii) payments, transaction fees and expenses, reserves, accruals, adjustments, transactions or circumstances arising as a result of or in connection with this agreement and the Completion hereunder and the transactions contemplated hereby), is less than 80% of the Company’s Revenue for the corresponding twelve months ended 31 December 2010 (as so adjusted); and/or

(b)
the dollar value of the Group's original equipment bookings for the twelve months ending 31 December 2011 is less than 80% of the dollar value of the Group's original equipment bookings for the corresponding twelve months ended 31 December 2010, provided that the foregoing is intended to provide a downside condition and related protection for the Purchaser hereunder, and is not a projection or forecast made, adopted or confirmed by the Seller or the Company.

4.3	Subject to clause 5, the Seller shall use its reasonable commercial efforts to ensure (so far as it is able to do so) that all the Conditions are and (where applicable) remain satisfied.

4.4	This agreement may be terminated at any time:

(a)
by the Purchaser if the Condition set forth in clause 4.1(d) is not satisfied, provided that the Purchaser may only exercise its right to terminate in these circumstances if it notifies the Seller of its intent to do so within 5 Business Days after the later of (i) the date of publication of the Company's results announcement for the twelve months ending 31 December 2011 and (ii) in relation to anything depending on clause 4.2(b), the date the Purchaser is provided with evidence reasonably satisfactory to the Purchaser as to the levels of original equipment bookings for the two periods mentioned in clause 4.2(b): and provided (in all cases) that the Purchaser exercises its right to terminate prior to the earlier of (A) 5 Business Days after receipt of written confirmation from the Seller that the Seller will not object to the exercise by the Purchaser of its termination right; and (B) the Termination Date, and if the Purchaser does not notify its intent to terminate by the relevant date or, having done so, fails to exercise its right to terminate by the deadlines referred to above, it shall thereupon be deemed to have waived the Condition set forth in clause 4.1(d);

(b)
by either the Purchaser or the Seller if any of the Conditions shall not have been satisfied (and, where applicable, remain satisfied) or waived by the Purchaser on 11 March 2012 (the Termination Date);

(c)
by the Purchaser, if AMB cleared the transactions contemplated by this agreement subject to conditions, which have a material effect on the Business and the Purchaser Parent's business in the PRC, taken as a whole, provided that if the Purchaser fails to exercise its right to terminate this agreement pursuant to this clause 4.4(c) by written notification to the Seller within 5 Business Days of such conditional clearance, the Purchaser shall thereupon be deemed to have waived the Condition set forth in clause 4.1(a) and its right to terminate this agreement under this clause 4.4(b);

(d)
by the Seller, if the Purchaser or the Purchaser Parent has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this agreement, which breach or failure to perform (i) would give rise to a failure of any of the Conditions, and (ii) has not been or is incapable of being cured by the Purchaser or the Purchaser Parent within 20 Business Days after its receipt of written notice thereof from the Seller, and the relevant Condition is not waived by the Purchaser; and

(e)
by the Purchaser, if the Seller has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this agreement, which breach or failure to perform (i) would give rise to a failure of any of the Conditions, and (ii) has not been or is incapable of being cured by the Seller within 20 Business Days after its receipt of written notice thereof from the Purchaser.

4.5
Notwithstanding anything else contained in this agreement, the right to terminate this agreement under clause 4.4 shall not be available to any party (a) that is in material breach of its obligations under this agreement; or (b) whose failure to fulfil its obligations or to comply with its covenants under this agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

4.6	The Purchaser may, in its sole and absolute discretion, by written notice to the Seller, waive any or all of the Conditions in whole or in part.

4.7
In the event of termination of this agreement by either the Purchaser or the Seller as provided in clause 4.4, this agreement will forthwith have no further force or effect, without any liability or obligation (other than as set forth in this clause 4.7) on the part of the Purchaser, the Purchaser Parent or the Seller; provided that the provisions of this clause 4.7 and clauses 15, 19, 20, 21 and 22 will survive the termination of this agreement and provided further that nothing in this clause 4.7 shall relieve any party of any liability for any breach by such party of this agreement prior to termination.

4.8
This agreement supersedes all previous drafts of this agreement exchanged by the parties.  For the avoidance of doubt, any conditions(s) relating to the purchase of Shares other than the Sale Shares (and not expressly included in this agreement) shall not apply.

5.	PRC REGULATORY APPROVAL

5.1	Subject to the terms and conditions hereof, each party hereto shall use its reasonable commercial efforts to consummate the transactions contemplated hereby as promptly as practicable.

5.2
The Purchaser shall, subject to the Company and/or Seller providing to the Purchaser all information relating to the Company necessary for such filing, file within 10 Business Days following the issue of the Announcement, notification to the AMB with respect to the transactions provided for or contemplated in this agreement in accordance with Article 21 of the AML, and thereafter as soon as practicable provide to the AMB any supplemental information that may be reasonably requested by the AMB in accordance with Article 21, which notification and supplemental information will comply in all material respects with the requirements of the AMB.

5.3
The Purchaser (on the one hand) and the Seller (on the other hand) will (a) promptly furnish to the other (or to their respective counsel) (i) all necessary information as the other may reasonably request in connection with the preparation of the filing and any supplemental information referred to in clause 5.2, and (ii) copies of all written communications (and memoranda setting forth the substance of any oral communication) between that party (or its agents) with the AMB or any other Governmental Authority in connection with this agreement; (b) promptly respond to any request for additional information by the AMB; (c) consult with the other prior to the submission of such additional information and prior to any meetings, by telephone or in person, by that person (or its agents) with the AMB, and each of the Purchaser and the Seller will have the right to have a representative present at any such meeting; (d) attend any meetings or consultations at which their presence is required by the AMB; and (e) upon the terms and subject to the provisions hereof, use reasonable commercial efforts to resolve objections, if any, as may be asserted by the AMB or any other Governmental Authority or Regulatory Authority with respect to the transactions contemplated by this agreement under any Laws or Regulatory Requirements and to secure at the earliest possible date such clearance from the AMB or any other Governmental Authority or Regulatory Authority as may be required to fulfil the relevant condition in clause 4.1(a) of this agreement.

5.4
Neither the Purchaser nor the Seller shall consummate any other transaction or enter into any agreement with respect to another transaction prior to Completion if the intent or reasonably anticipated consequence of such action or transaction is, or would be (i) to cause the AMB not to grant clearance as envisaged by clause 4.1(a), or (ii) to materially delay such clearance.

5.5
The Purchaser shall pay any filing fee payable by any of the parties or the Company to the AMB or any other Governmental Authority or Regulatory Authority in connection with the submission and/or clearance referred to in clause 4.1(a).

5.6	For the purposes of this clause 5 and clause 4.3:

(a)
the “reasonable commercial efforts” of the Seller shall not (without limitation) require the Seller or its affiliates or representatives to expend any money to remedy any breach of any representation or warranty hereunder, to obtain any consent required for consummation of the transactions contemplated hereby or to provide financing to the Purchaser for consummation of the transactions contemplated hereby; and

(b)
the “reasonable commercial efforts” of the Purchaser shall not (without limitation) require the Purchaser or its affiliates or representatives to pay any money to a third party other than in respect of filing fees, advisers' fees and associated out-of-pocket expenses nor shall it require the Purchaser to accept any conditions to the clearance referred to in clause 4.1(a) which would have a material effect on the Business and the Purchaser Parent's business in the PRC, taken as a whole.

6.	SELLER'S PRE-COMPLETION UNDERTAKINGS AND COVENANTS

6.1	Subject to and acknowledging the fiduciary duties of the Directors which may prevent the Seller from providing such access and/or information, pending Completion the Seller shall:

(a)
procure that the Purchaser, its agents and representatives are given reasonable access to the properties and to the books and records and executive management of the Company and the various other Group Companies; and

(b)	provide such other information regarding the businesses and affairs of the Company and the Group as the Purchaser may reasonably require.

6.2	Pending Completion the Seller shall:

(a)
direct and take all reasonable commercial efforts to cause its officers or employees and any officers or employees of any of its affiliates (other than the Company), who are also Directors, in their capacity as Directors to cause the Group's business to be conducted in the ordinary and usual course generally consistent with the Group's prior practises, and not engage in any extraordinary material transaction, in each case without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed);

(b)
direct and take all reasonable commercial efforts to cause its officers or employees or any officers or employees of any of its affiliates (other than the Company), who are also Directors, in their capacity as Directors to procure that none of the Company or any of its subsidiaries will declare, make or pay any dividend or distribution other than any Annual Dividend; and

(c)
not consent to (and direct and take all reasonable commercial efforts to cause its officers or employees or any officers or employees of any of its affiliates (other than the Company), who are also Directors, in their capacity as Directors to procure that none of the Company or any of its subsidiaries will do, undertake or permit (or agree to do, undertake or permit)) anything (or anything else) of the nature referred to or contemplated in Rule 4 (No frustrating action) of the Takeovers Code except (in any such case) with the Purchaser's prior written consent (and so that this agreement shall be interpreted and applied on the basis and assumption that the terms, spirit and intent of Rule 4 are applicable under and in relation to this agreement as a fundamental term and condition of this agreement), provided, that subclauses (a) through (c) are subject to (w) the Purchaser’s and the Purchaser Parent’s compliance in all material respects with their respective representations and warranties, obligations and covenants under this agreement; (x) all Laws and Regulatory Requirements; (y) fiduciary and other duties or responsibilities owed by the Directors to the Company and its shareholders, including the good faith business judgment by the Directors as to the best interests of the Company, whether or not arising under updated or changed circumstances in relation to the Company; and (z) the exercise by the Seller of any of its rights and remedies and protections of its interests hereunder.

6.3
Subject to the SFC granting approval for such appointments to be made in advance of their effective date and such appointments being permissible in accordance with the Takeovers Code, the Seller shall procure, at such time at or following Completion as the Purchaser shall specify in written notice to the Company, that its officers and employees who are also Directors vote (at a board meeting) in favour of appointing 5 of the Purchaser’s nominees as executive directors of the Company and 2 of the Purchaser’s nominees as non-executive directors of the Company, each such appointment to be expressed to be and to become effective at the earliest time permitted by the Takeovers Code (provided that, if the SFC objects to such appointments being made in advance of their effective date, the Seller shall procure that its officers and employees who are also Directors vote (at a board meeting) in favour of appointing 5 of the Purchaser’s nominees as executive directors of the Company and 2 of the Purchaser’s nominees as non-executive directors of the Company at the earliest time permitted by the SFC).

7.	COMPLETION AND SETTLEMENT

7.1
The sale and purchase of the Sale Shares pursuant to this agreement is a private, off-market transaction between the Seller and the Purchaser, and is not made on or through the Stock Exchange or with, through or involving any Exchange Participant.

7.2	The sale and purchase of the Sale Shares pursuant to this agreement is to be completed by transfer of the Sale Shares through CCASS (unless an alternative method is agreed by the parties).

7.3
Subject to all of the Conditions remaining satisfied (unless waived by the Purchaser), Completion shall take place at the offices of Allen & Overy, 10/F, Three Exchange Square, Central, Hong Kong (and/or at such other place outside Hong Kong as may be required to permit conclusion of the matters required to be done at Completion) at 12 noon Hong Kong time on the second Business Day after all the Conditions have been satisfied (or waived by the Purchaser as the case may be), or at such other time and on such other date as the Seller and the Purchaser may agree.

7.4	At Completion:

(a)	the Seller shall do or procure to be done those things set out in Part 1 of the schedule headed "Completion"; and

(b)	the Purchaser shall do or procure to be done those things set out in Part 2 of that schedule.

7.5	The consideration payable by the Purchaser to the Seller for the Sale Shares under clause 3 is payable at Completion in accordance with Part 2 of the schedule headed "Completion".

7.6
The receipt by the Seller or the Seller's Counsel of bank confirmation of the release of any sum to be paid to the Seller under this agreement will discharge the Purchaser' obligation to pay any sum to the Seller under clause 7.5.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS FROM THE SELLER

8.1
The Seller represents and warrants to the Purchaser in the terms set out in the schedule headed "Seller’s Warranties".  Where a warranty is qualified by the expression "to the Seller's knowledge" or similar expression, the warranty is given based upon the actual knowledge of the Seller having made reasonable enquiries, and recognising for this purpose that the Company is not party to this agreement nor the discussions and negotiations of the parties hereto.

8.2
The Seller's Warranties are given at the time of entry into this agreement and shall not be deemed to be repeated nor subject to updating at any subsequent date (including, without limitation, Completion) whether by reference to the facts and circumstances then prevailing or otherwise, save for the Seller's Warranties in paragraphs 1, 3, 12 and 13(a) and (b) of the schedule headed "Seller's Warranties" (collectively Fundamental Warranties), which shall be deemed to be repeated immediately prior to Completion by reference to the facts and circumstances then prevailing.

8.3
The liability of the Seller under this agreement shall be subject to the limitations contained in, and to the other provisions of, the schedule headed "Limits on Claims" and any claim shall be subject to the provisions of that schedule.  Each Seller's Warranty is a separate and independent representation and warranty of the Seller and each Seller's Warranty shall not be qualified or limited by reference to any other Seller’s Warranty.

8.4
The Fundamental Warranties, and the rights of the Purchaser under this agreement in respect of the Fundamental Warranties, shall survive Completion but the right of the Purchaser to make any Warranty Claims and the liability of the Seller in respect of the Fundamental Warranties shall be subject to the time limits, limitations and to the other provisions of, the schedule headed "Limits on Claims".

8.5
The Seller's Warranties (other than the Fundamental Warranties), and the rights of the Purchaser under this agreement in respect of the Seller's Warranties (other than the Fundamental Warranties), are made solely for the purposes of the Conditions and for no other purpose (including, without limitation, damage, indemnity or other claims hereunder), and shall terminate upon and not survive Completion.

8.6
The Seller shall (i) make a filing in respect of the proposed sale of the Sale Shares in relation to PRC Circular 698 in a timely manner (and in any event within 30 days of the date of this agreement) with appropriate PRC tax authorities in respect of all PRC taxes chargeable (or potentially chargeable) with respect to ownership and/or disposal of Shares in the Company pursuant to this agreement or prior to the date of this agreement, and (ii) to the extent required by applicable Laws or Regulatory Requirements pay as soon as reasonably practicable when due and payable (after exhaustion of all rights of objection, appeal or similar rights) any amounts due in respect of any such taxes to the appropriate tax authorities in the PRC.  In connection with such filing and taxes, as well as any submissions, disclosures, negotiations, settlements, compromises or other resolutions or agreements relating thereto, the Seller and its representatives will take the lead and, in the Seller's discretion, make all determinations relating thereto (including with respect to all positions on, or characterisations of, any payments made to the Seller pursuant to this agreement), and the Purchaser will provide all reasonable and good faith cooperation and support therefor on a prompt basis, including executing and delivering any certifications or agreements relating thereto, subject to the Seller's obligation to pay such taxes as provided above.  The Purchaser agrees that any deductions or other tax benefits associated with such taxes will be for the benefit of the Seller.  From and after Completion the Purchaser shall continue to provide such reasonable and good faith cooperation and support, including using its best efforts to ensure that the Company, each other Wider Group Company and their respective directors, officers and employees shall continue to promptly furnish to the Seller all reasonably requested financial and other relevant information to enable the Seller to respond to any tax assessments resulting from such filings (including disputing the same if applicable) and pay any amounts owing by the Seller in respect thereof, subject to the Seller's obligation to pay such taxes as described above.

8.7
At Completion the parties will deposit or otherwise set aside out of the sale proceeds an amount of HK$590,954,000 subject to an escrow, separate account or similar arrangement and pursuant to such agreements as are consistent with applicable Laws or Regulatory Requirements and market practices and otherwise reasonably satisfactory to both the Purchaser and the Seller.  Interest or other earnings in relation to such amount will be paid to and for the benefit of the Seller.  Such escrow or other account will provide that the funds therein will be utilisable to pay taxes assessed to be payable by the Seller pursuant to clause 8.6, and otherwise will be utilisable to pay and satisfy any or all obligations and liabilities of the Seller under this agreement (in each case) for twelve months following the Completion Date, such that, upon the expiration of such twelve months, the remaining amounts, if any, therein will be distributed to the Seller as provided below.  Such escrow will further provide that the Seller may satisfy such tax and other obligations or liabilities of the Seller from such escrow or other account, and that the Purchaser may, prior to the expiration of such twelve months, make a reasonable and good faith claim in accordance with this agreement against such escrow or other account.  Following Completion, such escrow or other account and the amounts deposited therein will be the sole and exclusive source of recovery, remedy, releases or claim by or on behalf of the Purchaser in relation to claims under this agreement having regard to the limitations set out in the schedule headed "Limits on Claims".  Notwithstanding such limitation, the Purchaser acknowledges that (i) to the extent the Seller is required to make any payments in relation to its obligations under clause 8.6, the Seller shall be entitled to use the funds deposited in such escrow or other account, regardless of any claim of which the Purchaser may have notified the Seller, (ii) the Seller shall be entitled to remove funds from such account unconditionally to the extent such removed funds are used to satisfy any obligation of the Seller pursuant to clause 8.6 (or to reimburse the Seller for any payment already made by the Seller in connection with its obligations under clause 8.6), provided that the Seller shall deliver to the Purchaser reasonable documentary evidence of any such obligations and/or payments 2 Business Days prior to any removal of funds, and (iii) the Seller expects to distribute or otherwise transfer the Purchase Price to the Seller's equityholders subject to such escrow or other account, as well as any amounts distributed to it pursuant to such escrow or other account, and, following such distributions, the Seller expects to liquidate and dissolve.

8.8
Nothing in this agreement creates any liability or obligation on the part of the Purchaser or the Purchaser Parent (or any other entity controlled by the Purchaser Parent or any of their respective officers or employees) or the Company (or any other member of the Wider Group) for any taxes referable to ownership and/or disposal of Shares on or prior to the Completion Date.  All such taxes are (for the avoidance of doubt), and shall remain, the responsibility of the Seller and its affiliates.

9.	REPRESENTATIONS AND WARRANTIES FROM THE PURCHASER AND PURCHASER PARENT

9.1	Each of the Purchaser and Purchaser Parent, jointly and severally, represent and warrant to the Seller that:

(a)	it is duly organised, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)	it has the requisite corporate power and authority to enter into and perform this agreement and to consummate the transactions contemplated hereby;

(c)	the execution and delivery of, and performance by it of its obligations under, this agreement have all been duly authorised and approved by it;

(d)	this agreement constitutes its valid and binding obligations in accordance with its terms;

(e)	the execution and delivery of, and the performance by it of its obligations under this agreement and the consummation of the transactions contemplated hereby will not:

(i)	result in a breach of any provision of its constitutive documents;

(ii)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it or any of its properties or assets is bound;

(iii)	result in a breach of any Law or Regulatory Requirement to which it is subject or by which it is bound; or

(iv)	require any approval, authorisation or exemption from any Governmental Authority or other Regulatory Authority (save for regulatory approvals expressly contemplated by this agreement); and

(f)
Purchaser Parent has sufficient financial resources to satisfy (i) the Purchaser’s obligation to pay the Purchase Price under this agreement and (ii) its payment obligations in respect of the Mandatory General Offer.

9.2
Each of the Purchaser and Purchaser Parent acknowledges and agrees that neither the Seller, nor any other person acting on behalf of the Seller has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the Wider Group or their respective businesses or assets, except as set forth in the Seller’s Warranties and each of the Purchaser and Purchaser Parent acknowledges and agrees that except for the Seller’s Warranties, the Sale Shares are being acquired AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY.

9.3
Each of the Purchaser and Purchaser Parent acknowledges that it is relying on its own investigation and analysis in entering into the transactions contemplated hereby.  The Purchaser and Purchaser Parent are knowledgeable about the industries in which the Wider Group operates and are capable of evaluating the merits and risks of the transactions contemplated by this agreement and are able to bear the substantial economic risk of such investment for an indefinite period of time.  The Purchaser and Purchaser Parent acknowledge that there are uncertainties inherent in attempting to make any estimates, projections and other forecasts and plans, that the Purchaser and Purchaser Parent are familiar with such uncertainties, that each of the Purchaser and Purchaser Parent are taking full responsibility for making its own evaluation of the adequacy and accuracy of any estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Purchaser and Purchaser Parent shall have no claim against the Seller or any other person with respect thereto.  Accordingly, the Seller makes no representations or warranties whatsoever with respect to any estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying any estimates, projections and other forecasts and plans).

10.	MANDATORY GENERAL OFFER AND TAKEOVERS CODE

The Purchaser acknowledges that, consequential upon entering into this agreement and subject to and upon Completion, it will be obligated under Rule 26.1 of the Takeovers Code to extend an offer to all shareholders and option holders of the Company according to the applicable requirements of Rule 26 of the Takeovers Code.  The Purchaser undertakes to fulfil its obligations under Rule 26 of the Takeovers Code subject to any such dispensations as may be granted under or in accordance with the Takeovers Code.

11.	REGULATORY MATTERS RELATIVE TO AND CONSEQUENTIAL UPON THIS AGREEMENT

11.1
Each party confirms that it has and will fully comply in all respects with all Laws and Regulatory Requirements, including without limitation, the Listing Rules, the Takeovers Code and the SFO and all other any rules, regulations or requirements of the Stock Exchange or the SFC, in connection with this agreement and the transactions contemplated hereby, and neither party is in breach of any such Laws or Regulatory Requirements).

11.2
The Seller confirms that the proposed execution of this agreement has been notified to the Board on a confidential basis and has been accepted by the Board for purposes of Rule 1 of the Takeovers Code.

11.3	The Seller will confirm to the Company that this agreement has been entered into immediately after it is executed.

11.4	Each party will make all appropriate disclosures for itself pursuant to, and will comply in all respects with, Part XV of the SFO in connection with the transactions contemplated by in this agreement.

11.5
The Seller confirms that for all relevant purposes (including, without limitation, Part XIII and Part XIV of the SFO) that it is fully aware of the Due Diligence Exercise and is aware that the Purchaser has or may have relevant information (as defined for the purposes of Part XIII and Part XIV of the SFO) in connection with the transactions contemplated by in this agreement.

11.6
The Purchaser confirms that for all relevant purposes (including, without limitation, Parts XIII and XIV of the SFO) that the Seller is a person connected with the Company and is aware that the Seller has or may have relevant information (as defined for the purposes of Parts XIII and XIV of the SFO) in connection with the transactions contemplated by this agreement.

11.7
The Purchaser and the Purchaser Parent (on the one hand) and the Seller (on the other hand) confirm and acknowledge to each other that, except for the arrangements pursuant to this agreement, there are no arrangements or understandings of any nature (whether formal or informal) between them or any of their respective affiliates concerning the Company or the acquisition of any Company Voting Rights.

12.	OFFICERS AND DIRECTORS

12.1
From and after the Completion Date and for a period of at least 6 years following the Completion Date, the Purchaser agrees to cause the Company (to the extent it is able) to indemnify and hold harmless all past and present directors and officers of the Company and its subsidiaries to the same extent such persons are currently lawfully indemnified by the Company for acts or omissions occurring at or prior to Completion.  The Purchaser shall not (and shall not permit the Company or its subsidiaries to) amend, repeal or modify any provision in the Company’s or subsidiary’s certificate of incorporation, by-laws, articles of association, written declaration, certificate of limited partnership, limited partnership agreement or other constitutional documents as in effect immediately prior to the Completion.

12.2
The Purchaser shall (to the extent it is reasonably able) cause the Company and its subsidiaries to maintain in effect for a period of at least 6 years from Completion directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms not less favourable than such existing insurance coverage, provided that, in the event that any claim is brought under such director's and officer's liability insurance policy, to the extent necessary, such policy shall be maintained until final disposition thereof.

12.3
In addition to the other rights contemplated by this clause 12 and not in limitation thereof (and without in any way limiting or modifying the obligations of any insurance carrier contemplated by this clause 12), from and after the Completion Date, the Purchaser shall and shall cause the Company and its subsidiaries to indemnify and hold harmless (and release from any liability to the Company and its subsidiaries) the individuals who, on or prior to the Completion Date, were officers, directors or employees of the Company or the subsidiaries or served on behalf of the Company as an officer, director or employee of any of the Company’s current or former subsidiaries or affiliates or any of their predecessors in all of their capacities (including as member or stockholder, controller or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officers, directors or employees, in each case, mutatis mutandis to the same extent as directors and officers of the Company are currently indemnified and held harmless by the Company pursuant to article 181 of its articles of association in force at the date hereof.

12.4
Notwithstanding anything contained in this agreement to the contrary, this clause 12 shall survive Completion indefinitely.  In the event that the Purchaser or any of its respective successors or assigns (i) consolidates with or merges into any other person; or (ii) transfers all or substantially all of its properties or assets to any person, then, and in each case, the successors and assigns of the Purchaser shall expressly assume and be bound by the obligations set forth in this clause 12.

12.5
The obligations of the Purchaser under this clause 12 shall not be terminated or modified in such a manner as to adversely affect any person to whom this clause 12 applies without the consent of such affected person.

13.	ANNOUNCEMENTS AND CONFIDENTIALITY

13.1
The Purchaser undertakes to submit a draft Announcement to the Takeovers Executive and make an Announcement, in each case, as and when requested, directed or required by the SFC or otherwise as required under the Takeovers Code as determined in the good faith judgement of the applicable parties after consulting with their respective counsels.

13.2
Subject as indicated in clause 13.1 and unless required by Law or by any Regulatory Requirement, no party shall make any announcement or press release concerning this agreement or any of the matters dealt with this in this agreement without the other parties' prior written consent (which may include consent given by electronic mail or facsimile transmission).

13.3
Subject to clause 13.4 and 13.5, each party (the Receiving Party) agrees with the other party that it will keep confidential and shall not disclose to any third party any information (Confidential Information) which it holds or receives relating to:

(a)	the negotiation and contents of this agreement or the Restrictive Covenant; or

(b)	the business and affairs of the other party.

13.4	Each Receiving Party may disclose Confidential Information:

(a)	in accordance with the other terms of this agreement;

(b)	in order to allow it to exercise its rights under this agreement;

(c)
to the extent to which it is required to be disclosed pursuant to judicial or arbitral action, Governmental or stock exchange or other Regulatory Requirements, law society or other similar requirements;

(d)	to the extent that the Confidential Information is publicly available (other than as the result of a breach by the Receiving Party of its confidentiality obligation under clause 13.3);

(e)
to its professional advisers including tax advisers and auditors but only to the extent necessary subject to such advisers accepting an equivalent confidentiality obligation to that set out in this clause 13; and

(f)	in the case of the Purchaser, to any of the Purchaser Affiliates, subject to each such Affiliate being made aware of the confidentiality obligation set out in this clause 13.

13.5
The Purchaser and the Purchaser Parent may disclose Confidential Information to the extent to which it is required to be disclosed to banks and/or their professional advisers in order secure financing of the amounts payable in respect of the transactions contemplated by this agreement (provided that the Purchaser Parent shall be responsible for any breach of confidentiality by such persons).

14.	THE PURCHASER'S AND PURCHASER PARENT'S ASSURANCES

14.1
The Purchaser Parent, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to the Seller, the payment and performance by the Purchaser, when due, of all amounts and obligations under this agreement.  This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

14.2	The Purchaser Parent’s obligations under this clause 14:

(a)
constitute direct, primary and unconditional obligations to pay on demand by the Seller any sum which the Purchaser is liable to pay under this agreement and to perform on demand any obligation of the Purchaser under this agreement without requiring the Seller first to take any steps against the Purchaser or any other person; and

(b)	shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(i)	any time or indulgence granted to, or composition with, the Purchaser or any other person; or

(ii)	any amendment of this agreement; or

(iii)	the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Purchaser or any other person; or

(iv)	any legal limitation, disability or other circumstance relating to the Purchaser or any unenforceability or invalidity of any obligation of the Purchaser under this agreement.

15.	NOTICES

15.1
Any notice given in connection with this agreement must be in English.  All notices under this agreement shall be in writing and are effective upon delivery to the applicable party by hand or by fax only at the addresses indicated below.

(a)	to the Seller at:

TJCC Holdings Limited
ArborLake Centre
Suite 550
1751 Lake Cook Road
Deerfield IL 60015
USA

Fax:	847-945-0198

marked for the attention of:	Thomas H. Quinn and Lisa M. Ondrula cc: James B. Carlson, Mayer Brown, New York

(b)	to the Purchaser at:

Joy Global Inc.
100 E. Wisconsin Avenue
Suite 2780
Milwaukee
WI 53202

Fax:	414-319-8520

marked for the attention of	Sean D. Major

(c)	to the Purchaser Parent at:

Newco Hong Kong 123 Limited
100 E. Wisconsin Avenue
Suite 2780
Milwaukee
WI 53202

Fax: 414-319-8520

marked for the attention of	Sean D. Major

15.2	Any notice, document or communication:

(a)	given by hand is deemed to be received at commencement of the Business Day next following delivery to that addressee; and

(b)
sent by fax is deemed to be received at the commencement of the Business Day next following receipt by the sending party of an electronic confirmation of transmission of the notice to that addressee, which transmission is to be confirmed by a courier transmission date-marked the same day as the fax transmission it is confirming.

15.3
This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

16.	FURTHER ASSURANCES

Each of the Seller, the Purchaser and the Purchaser Parent shall use good faith efforts to cooperate with the other parties and use all reasonable efforts (unless required by this agreement to use reasonable commercial efforts) to take, or cause to be taken, all appropriate action, in each case to do or cause to be done all things necessary, proper or advisable under applicable Law and any Regulatory Requirements, and to execute and deliver such documents and other papers, as may be required to give full effect to this agreement and the transactions contemplated hereby (provided that for the avoidance of doubt the foregoing obligations shall not apply to satisfaction of the Conditions).

17.	ASSIGNMENTS

17.1
This agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided, however, that Purchaser may, without the prior written consent of the Seller, assign all of its rights under this agreement to a Purchaser Affiliate unless such assignment would, or would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this agreement, and if it does so:

(a)	the assignee may enforce the obligations on the part of the Seller under this agreement (including the Seller's Warranties) as if it had been named in this agreement as the Purchaser;

(b)	as between the Seller and the Purchaser, the Seller may nevertheless enforce this agreement against the Purchaser and Purchaser Parent as if the assignment had not occurred;

(c)	the assignment shall not in any way operate so as to increase the liability of the Purchaser, the Purchaser Parent or the Seller under this agreement; and

(d)	if the assignee ceases to be a Purchaser Affiliate, the Purchaser shall procure that the benefit of this agreement is re-assigned to the Purchaser or assigned to another Purchaser Affiliate.

17.2
Except as contemplated in clause 12, nothing in this agreement, express or implied, is intended to or shall confer upon any other person(s) any rights, benefits or remedies of any nature whatsoever under or by reason of this agreement.  For the avoidance of doubt, the parties acknowledge and agree that the rights, benefits and remedies set forth in clause 12 shall inure to the benefit of and be enforceable by the persons referred to in that clause as third party beneficiaries.

18.	PAYMENTS

18.1	Unless otherwise expressly stated, all payments to be made under this agreement shall be made in Hong Kong dollars to the party to be paid as follows:

(a)
to the Seller in immediately available funds to its account at such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the Purchaser for this purpose by not less than five Business Days' prior notice;

(b)
to the Purchaser in immediately available funds to its account at such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the Seller for this purpose by not less than five Business Days' prior notice.

18.2
Subject to 18.1, the aggregate consideration to be paid by the Purchaser to the Seller for the Sale Shares under this agreement shall exclude all stamp taxes, transfer taxes and other taxes, fees and commissions, withholding obligations, duties and other charges of whatever nature levied by any taxing authority in relation to a transfer of the Sale Shares.  The Purchaser shall not make any deductions or witholdings except as required by applicable law.

19.	GENERAL

19.1
If and to the extent that any ad valorem stamp duty is payable on the transfer of the Sale Shares pursuant to this agreement (or, as the case may be, on the relevant transfer documentation) then the Purchaser shall pay any purchaser's stamp duty and the Seller shall pay any seller's stamp duty.

19.2
Whether or not completed, all fees, costs and expenses incurred in connection with the entering into and completion of this agreement shall be paid by the party incurring such fees, save as provided in clause 5.5.

19.3	A provision contained in this agreement is enforceable independently of each of the others and its validity is not affected if any of the others is invalid.

19.4
This agreement may be executed in any number of counterparts (and any party may execute this agreement by executing any counterpart).  This has the same effect as if the signatures on the counterparts were on a single copy of this agreement.

19.5	Time is of the essence in relation to each obligation under this agreement.

19.6	The rights of each party under this agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided in this agreement, are cumulative and not exclusive of rights and remedies provided by Law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right except as may otherwise be provided hereunder, including, without limitation, as contemplated by clause 4.3.

19.7
The Purchaser and Purchaser Parent (on the one hand) and the Seller (on the other) agrees that damages would not be an adequate remedy for any breach of the other party's obligations in this agreement, and that such party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the other party's obligations in this agreement, without proving special damages.

19.8	This agreement supersedes all previous agreements between the parties relating to the transactions contemplated by this agreement.

19.9
Nothing in this agreement shall, or shall be deemed to, constitute a partnership between the parties nor, unless expressly provided otherwise, to constitute any party as the agent of any of the other parties for any purpose.

20.	GOVERNING LAW

This agreement is governed by and shall be construed in accordance with the laws of Hong Kong.

21.	DISPUTE RESOLUTION

All disputes arising out of or in connection with this agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators.  The Seller shall nominate one arbitrator, and the Purchaser and the Purchaser Parent shall jointly nominate one arbitrator.  The two party-nominated arbitrator shall jointly appoint the third arbitrator.  The seat of the arbitration shall be New York.  The language of the arbitration shall be English.

22.	LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English.  All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SCHEDULE 1

THE COMPANY

Registered office:	Walkers Corporate Services Limited Walker House 87 Mary Street George Town Grand Cayman KY1-9005 Cayman Islands
Date and place of incorporation:	12 April 2006, Cayman Islands
Directors:

Executive Directors:

•   Thomas H. Quinn

•   Kee-Kwan Allan Chan

•   Kwong Ming Pierre Tsui

•   Yinghui Wang

•   Youming Ye

Non-Executive Directors:

•   John W. Jordan II

•   Lisa M. Ondrula

Independent Non-Executive Directors:

•   Yiming Hu

•   Xuezheng Wang

•   Zhenduo Yuan

•   Fung Man, Norman Wai

Joint Company Secretaries:	• Kwong Ming Pierre Tsui • Sau Kuen Gloria Ma

Major Shareholder:	Shareholder	Number of Shares

	TJCC Holdings Ltd.	534,800,000

Authorised Share Capital:	5,000,000,000 Ordinary Shares of HK$0.10 each.

Issued Share Capital as at the date of this agreement:	1,300,140,200 Ordinary Shares of HK$0.10 each

Outstanding Share Options under the Company's Share Option Scheme as at the date of this agreement:	Date of grant: 28/04/2010 • number of new Shares of the Company which may be issued pursuant to Share Options granted: 2,560,000 • Exercise price (per Share): HK$4.07
Date of grant: 29/10/2010; • number of new Shares of the Company which may be issued pursuant to Share Options granted: 15,433,800 • Exercise price (per Share): HK$6.75
Accounting reference date:	31 December
Auditors:	Ernst & Young

SCHEDULE 2

SELLER'S WARRANTIES

1.
Sale Shares etc:  (i) The Seller is the beneficial owner of all the Sale Shares free of Encumbrances; and (ii) except for the Sale Shares, neither the Seller or, so far as the Seller is aware not having made any enquiry, its affiliates has any Interest in any Shares (whether issued or unissued) or Company Voting Rights;

2.
Public Disclosure Up-to-Date and Complete:  To the Seller's knowledge, the Company (i) has made all announcements required to be made by the Company under or in accordance with the Listing Rules and/or the Takeovers Code, and (ii) has fully complied with and is not in breach of the Listing Rules, the Takeovers Code or the SFO or any other any rules, regulations or requirements of the Stock Exchange or the SFC concerning or relating to the announcement or publication of information which is (or was at any relevant time) price sensitive or otherwise necessary or material for the appraisal of the Group's position or avoidance of a false market in the Company's shares except to the extent that the failure to so comply would not have a Material Adverse Effect;

3.
Company and issued share capital etc.:  (i) The information contained in the schedule headed "The Company" is true and accurate in all respects and, without limitation, the authorised and issued share capital of the Company is fully and accurately described in the schedule headed "The Company";  (ii) the issued share capital of the Company (including, without limitation, the issued Shares) has been duly and validly authorised, allotted and issued, is fully paid and no further amounts are payable to the Company in respect of the issue of that share capital; (iii) none of the issued share capital was issued in breach of any pre-emptive or other rights to acquire such share capital; (iv) with the sole exception of the Option Shares (which would comprise a total of 17,993,800 Shares if all options currently outstanding as at the date of this agreement were capable of being, and were, exercised immediately), no unissued share capital of the Company is under option or subject to any other right to require or call for its subscription, allotment or issue, or agreed conditionally or unconditionally to be the subject of any such option or other right to require or call for its subscription, allotment or issue; and (v) no shares in the Company other than Option Shares have been issued since the date of this agreement;

4.
Published Financial Statements:  To the Seller's knowledge, the Company's consolidated statements of financial position as at the Last Accounts Date, and the Company's consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity, and the consolidated statement of cash flows for the year ended on the Last Accounts Date as set out in the Last Published Accounts gave a true and fair view of the state of affairs of the Group as at the Last Accounts Date and of the profits for the financial year ended on the Last Accounts Date and were prepared on the basis set out therein, and generally in accordance with IFRS consistently applied;

5.
No Material Adverse Change:  To the Seller's knowledge, since the Last Accounts Date (i) the business of the Group has been carried on in the ordinary and normal course and (ii) there has been no Material Adverse Change;

6.
Company compliance with law:  To the Seller's knowledge, the Business has in all material respects been conducted in compliance with all applicable Laws and Regulatory Requirements, and no Wider Group Company, nor any of its officers, agents or employees (during the course of their duties), has done or omitted to do anything which is a contravention of any applicable Law or Regulatory Requirement which has resulted or may result in any fine, penalty or other liability or sanction on the part of a Wider Group Company and no complaints have been received in respect of such matters, except to the extent that failure to so comply would not have a Material Adverse Effect;

7.
Inappropriate payments:  To the Seller's knowledge, none of the Company or any other member of the Wider Group, the Seller or any of the current or former shareholders, directors, executives, officers, representatives, agents or employees of the Company or any other member of the Wider Group or the Seller (when acting in such capacity or otherwise on behalf of any member of the Wider Group or any of their predecessors):  (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (iii) has violated or is violating any provision of PRC law regulating anti-bribery activities, as amended; (iv) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (v) has made at any time since inception, any false or fictitious entries on the books and records of any member of the Wider Group; (vi) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any member of the Wider Group; or (vii) has made any material favour or gift that is not deductible for federal or foreign income tax purposes using corporate funds or otherwise on behalf of any member of the Wider Group;

8.
FCPA etc.:  To the Seller's knowledge, no member of the Wider Group and none of the officers, employees, directors, representatives or agents of any member of the Wider Group has offered, promised, authorised or made, directly or indirectly, (i) any unlawful payments or (ii) payments or other inducements to any government official, including any official of an entity owned or controlled by a government, with the intent or purpose of:

(a)	influencing any act or decision of such official in his official capacity;

(b)	inducing such official to do or omit to do any act in violation of the lawful duty of such official; or

(c)	inducing such official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality,

in order to assist any member of the Wider Group in obtaining or retaining business for or with, or directing business to, any person.  Further, to the Seller's knowledge, no such payments or other inducements have been provided to government officials described above or other persons in violation of any applicable Law;

9.
No litigation:  Save as disclosed in the Last Published Accounts or any other previous circulars and announcements of any member of the Group, to the Seller's knowledge, no Group Company is (i) subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge; or (ii) a party to any charge, complaint, action, suit, proceeding or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or to the knowledge of the Seller, is threatened to be a party to any such action, suit, proceeding or investigation and which would have in the case of either clause (i) or (ii), a Material Adverse Effect;

10.
Related party arrangements:  Except as disclosed in the Last Published Accounts or any other previous circulars and announcements of any member of the Wider Group, there are no other transactions or other material relationships between members of the Wider Group (on the one hand) and the Seller and its affiliates (on the other);

11.
Stock Exchange and regulatory compliance:  To the Seller's knowledge, the Company is not in material breach of the Listing Rules or any other rules, regulations or requirements of the Stock Exchange or any other Regulatory Requirements applicable to the Company or the transaction contemplated by this agreement;

12.	Due incorporation: The Seller is duly organised, validly existing and in good standing under the laws of the jurisdiction of its organisation;

13.	Corporate capacity, process and validity: The Seller has the requisite power and authority to enter into and perform this agreement and:

(a)	the execution and delivery of, and performance by it of its obligations under, this agreement have all been duly authorised and approved by it;

(b)	this agreement constitutes its valid and binding obligations in accordance with its terms; and

(c)
the execution and delivery of, and the performance by it of its obligations under, this agreement will not (i) result in a breach of any provision of its memorandum or articles of association or bye-laws (or equivalent constitutive documents), (ii) result in a breach of, or constitute a default under, any instrument to which it is a party or by which it or any of its properties or assets is bound, (iii) result in a breach of any Laws or Regulatory Requirements to which it is subject or by which it is bound or (iv) subject to the Condition in clause 4.1(c), require any approval, authorisation or exemption from any Governmental Authority or Regulatory Authority.

SCHEDULE 3

LIMITS ON CLAIMS

1.	Exclusions

The Seller shall not be liable in respect of a Warranty Claim to the extent that it relates to any liability or obligation on the part of a Wider Group Company:

(a)	for which full provision has been made in the Last Published Accounts; or

(b)
which would not have arisen but for a change in Law announced after Completion (whether relating to Taxation, rates of Taxation or otherwise) or the withdrawal of any extra-statutory concession previously made by any relevant Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

(c)
which would not have arisen but for a change after Completion in the accounting bases upon which any Group Company values its assets (other than a change consistent with, or made in order to comply with, IFRS).

2.	Indemnification by the Seller

The Seller agrees to indemnify the Purchaser against, and agrees to hold it harmless from, any and all losses incurred or suffered by the Purchaser arising out of any breach by Seller of a Fundamental Warranty.

3.	Exclusive Remedy

Subject to Completion, and subject to clause 8.7 (but without prejudice to clause 2.4), the sole recourse and exclusive remedy of Purchaser and Purchaser Parent for the breach by Seller of any Fundamental Warranties, shall be to assert a Warranty Claim.

4.	Threshold

The Seller shall not be liable in respect of any Warranty Claim unless the amount of all Warranty Claims exceeds 2 per cent. of the Purchase Price (it being agreed that in the event such threshold is reached and exceeded, the Seller will only be liable for losses in excess of such amount).  The provisions of this paragraph 4 shall not apply to the Seller's Warranty in paragraph 1 of the schedule headed "Seller's Warranties".

5.	Aggregate limit

Subject to clause 8.7, the maximum aggregate liability of the Seller in respect of:

(a)	clause 2.4 and the Seller's Warranty in paragraph 1 of the schedule headed "Seller's Warranties" shall not exceed the Purchase Price; and

(b)	(without prejudice to clause 8.8 and/or the Restrictive Covenant) all other claims under this agreement shall not exceed HK$590,954,000.

Total claims under (a) and (b) above shall not exceed the Purchase Price.

6.	Notice of Warranty Claims

In the event that the Purchaser believes that it is entitled to a Warranty Claim, the Purchaser shall notify the Seller in writing of such claim, the amount or estimated amount thereof and the specific factual and legal basis for such claim (which will be described in reasonable detail to the extent practicable).  The Purchaser and the Seller will proceed, in good faith, to agree on the amount of such Warranty Claim.  If they are unable to agree on the amount of such Warranty Claim within thirty days after such notice, then the Warranty Claim will be submitted to arbitration conducted pursuant to clause 21 of this agreement.  The determination of the amount of any Warranty Claim pursuant to this paragraph 6 will be final, binding and conclusive, and the Purchaser, upon final determination of the amount of the Warranty Claim, will be paid by the Seller within ten days of such final determination, the full amount, in cash, of such Warranty Claim, as finally determined, and will be entitled to apply to any court or authority of competent jurisdiction to enforce such payment.  The court costs and reasonable and documented fees and expenses, including reasonable and documented attorney’s fees, incurred by the Purchaser and the Seller in connection with any such enforcement proceeding shall be borne by the Purchaser and the Seller in inverse proportion to their relative success in such proceeding.

7.	Time Limit for Claims

The Purchaser shall not be entitled to make any Warranty Claim, and the Seller shall not be liable for such claim, unless the Purchaser shall have given notice in writing to Seller of the claim no later than the end of twelve months after the Completion Date.  Thereafter, the Seller shall not be under any obligation or liability whatsoever with respect to any representation, warranty, covenant or agreement in respect of this agreement or relating to the Shares.

8.	Mitigation

(a)	Any amounts payable under this schedule shall be treated by the Purchaser and the Purchaser Parent as an adjustment to the Purchase Price, and shall be calculated after giving effect to:

(i)
any proceeds received from insurance policies covering the damage, loss, liability or expense that is the subject to the claim for indemnity, except to the extent any such insurance proceeds must be repaid by the Seller through adjustments to past, present or future premiums or other similar mechanism and net of any costs of obtaining any such proceeds;

(ii)
any self-insured, retention, deduction or similar liability retention by the Purchaser and Purchaser Parent will, for this purpose, be viewed as actual insurance for this purpose, except to the extent any such insurance proceeds must be repaid by the Seller through adjustments to past, present or future premiums or other similar mechanism and net of any costs of obtaining any such proceeds;

(iii)
any proceeds received from third parties, through indemnification, counterclaim, reimbursement arrangement, contract or otherwise in compensation for the subject matter of a Warranty Claim by the Purchaser or Purchaser Parent, net of any expense of recovering such proceeds(such arrangements referenced in (i) through (iii) in this paragraph 8(a), collectively, Alternative Arrangements), and

(iv)
the value of any tax benefit to the indemnitee resulting from, or as a consequence of, the damage, loss, liability or expense that is the subject of the indemnity and which would not have arisen otherwise.  Without limiting this paragraph 8(a)(iv), the taking of a tax deduction in connection with any such damage, loss, liability or expense that is subject to a Warranty Claim shall be at the discretion of the Seller.

(b)
The Purchaser and the Purchaser Parent shall utilize their reasonable commercial efforts, consistent with normal practices and policies and good commercial practice, to mitigate any amounts payable under this schedule, including pursuing any and all other rights and remedies to (i) collect any proceeds pursuant to Alternative Arrangements covering the loss that is the subject to the claim for indemnity and (ii) obtain the tax benefit to the Seller resulting from the loss that is the subject of the indemnity.

9.	Release

Save with respect to the rights of the Purchaser and the Purchaser Parent under this agreement and /or the Restrictive Covenant, effective as of the Completion Date, each of the Purchaser and the Purchaser Parent (each a Releasor), on behalf of itself and its heirs, legal representatives, successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by law, the Seller and its past, present or future officers, managers, directors, shareholders, partners, members, affiliates, employees, counsel and agents (each a Releasee) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever which such Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever prior to and including the Completion Date in relation to the Shares and the transactions contemplated by this agreement (collectively Claims).  Each Releasor agrees not to, and agrees to cause its respective affiliates and subsidiaries not to, assert any Claim against the Releasees.  For the avoidance of doubt, notwithstanding the foregoing, each Releasor and its respective heirs, legal representatives, successors and assigns retain, and do not release, their rights and interests under this agreement and/or the Restrictive Covenant.

SCHEDULE 4

COMPLETION

PART 1

SELLER'S OBLIGATIONS

1.	At Completion, the Seller shall:

(a)
procure that its designated participants input for payment delivery instructions in CCASS to deliver the Sale Shares on Completion in accordance with this agreement and the General Rules and the Operational Procedures of the CCASS bank account of the relevant Participant of the Purchaser, details of which shall be provided by the Purchaser to the Seller not less than 5 Business Days prior to the Completion Date;

(b)	deliver to the Purchaser:

(i)	(if applicable) originals of the resignations referred to in clause 4.1(f);

(ii)	a certified copy of the minutes of the meeting referred to in paragraph (c) below; and

(iii)	original(s) of the Restrictive Covenant duly executed by The Jordan Company, L.P., The Jordan Company II, L.P. and the Seller;

(c)
provide such evidence as the Purchaser may reasonably require (including copy minutes and authorisations all in accordance with the Seller's existing articles of association or equivalent constitutive documents) to evidence:

(i)	the Seller's approval of all the terms and conditions of this agreement and the transactions contemplated therein; and

(ii)
the authorisation of an individual or individuals to execute this agreement and to do all such other things and execute all such other documents as are necessary to give effect to the transactions contemplated herein on the part of the Seller.

PART 2

PURCHASER'S OBLIGATIONS

1.	At Completion, the Purchaser shall:

(a)	pay HK$4,545,800,000 to the Seller in accordance with clause 7.5 and clause 18 and CCASS; and

(b)
deliver to the Seller or its solicitors, a copy of the minutes of a meeting or written resolutions of the directors of the Purchaser and of the Purchaser Parent authorising the execution of, and the performance by, the Purchaser and the Purchaser Parent of their respective obligations under this agreement and any other documents to be signed by it for the purpose of giving effect to the transactions contemplated under this agreement, respectively certified as a true copy by a director or the secretary of the Purchaser and the Purchaser Parent.

SCHEDULE 5

INTERPRETATION

1.	In this agreement:

2010 Final Dividend means the dividend of RMB5.4 cents per Share (or the applicable Hong Kong Dollar equivalent) approved by shareholders of the Company at the 2011 Annual General Meeting and paid to the shareholders of the Company on or around 1 July 2011;

2011 Annual General Meeting means the annual general meeting of the Company convened to be held on 14 June 2011 (including any adjourned or substitute meeting);

Agreed Form means, in relation to any document, the form of that document (i) which has been initialled or otherwise marked for identification by the parties to this agreement at the time this agreement is entered into or alternatively (ii) as agreed between all the parties to this agreement after the time this agreement is entered into (in each case, with such alternations, if any, as may subsequently be agreed between all parties to this agreement);

Alternative Arrangements has the meaning set forth in paragraph 8(a)(iii) in the schedule headed "Limits on Claims";

Announcement means an announcement in the Agreed Form to be to be made by the Purchaser as and when requested, directed or required by the SFC or otherwise as required under the Takeovers Code as determined in the good faith judgement of the applicable parties after consulting with their respective counsels (a draft of which is intended to be submitted by the applicable parties as and when requested, directed or required by the SFC or otherwise as required under the Takeovers Code as determined in the good faith judgement of the applicable parties after consulting with their respective counsels) with respect to the Mandatory General Offer which would result from completion of the transactions contemplated by this agreement;

Annual Dividend means any annual dividend declared made or paid by the Company in the normal course (consistent with the declaration and payment of the 2010 Final Dividend) following the Company's annual general meeting in 2012 only (which, for the avoidance of doubt, shall not include any interim dividend or any other dividend or distribution whatsoever);

Associated Companies means the Company’s associated companies identified in Note 4 to the financial statements in the Last Published Accounts;

Board means the board of Directors of the Company;

Business means the business of the Group, comprising the various businesses carried on by the Group Companies (individually and taken together) as at the date of this agreement;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in Hong Kong for normal business;

CCASS means the Central Clearing and Settlement System established and operated by HKSCC;

Capital Reorganisation means (i) every issue by way of capitalisation of profits or reserves and every issue by way of rights and every consolidation or sub-division or reduction of capital or capital distribution or other reconstruction or adjustment relating to the equity share capital of the Company and any amalgamation or reconstruction affecting the equity share capital of the Company and (ii) any event in respect of the Shares analogous to any of the events in (i) or otherwise having a diluting or concentrating effect on the market value of the Shares;

Claims has the meaning set forth in paragraph 9 of the schedule headed "Limits on Claims";

Companies Ordinance means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

Company means International Mining Machinery Holdings Limited, brief particulars of which are set out in the schedule headed "The Company";

Company Voting Rights means Voting Rights exercisable at a general meeting of the Company;

Completion means completion of the sale and purchase of the Sale Shares in accordance with this agreement;

Completion Date means the date on which Completion takes place;

Conditions means the conditions precedent to the Purchaser's obligations to complete the purchase of the Sale Shares as set out in clause 4.1;

Director means a director of the Company (and includes any alternate(s));

Due Diligence Exercise means the due diligence exercise conducted by the Purchaser and/or its affiliates;

Encumbrance means any encumbrance including any mortgage, pledge, charge, lien, deposit or assignment by way of security, bill of sale, option or right of pre-emption, beneficial ownership (including usufruct and similar entitlements), any provisional or executional attachment and any other interest or right of any nature held, or claim that could be raised, by a third party, and any agreement or right to create or enforce any of the foregoing;

Exchange Participant has the same meaning as in the Stock Exchange Rules;

Fundamental Warranties has the meaning set forth in clause 8.2;

Group means the Company and its subsidiaries and the terms Group Company and member of the Group shall be construed accordingly;

Government means the government of any relevant state or territory (including political subdivisions), and includes central, provincial, municipal and other local or regional governments (and Governmental shall be construed accordingly);

Governmental Authority means any body, authority or agency of any Government;

HKSCC means the Hong Kong Securities Clearing Company Limited;

Hong Kong means the Hong Kong Special Administrative Region of the People's Republic of China;

Hong Kong Dollars or HK$ means the lawful currency of Hong Kong;

IFRS means International Financial Reporting Standards promulgated by the International Accounting Standards Board: IFRS includes International Accounting Standards and interpretations;

Interest means, with respect to any shares or other securities of the Company, an "interest" therein construed according to sections 311 and 322 of the SFO, without regard to section 323 of the SFO;

Last Accounts Date means 31 December 2010;

Last Published Accounts means the Company's annual report and audited consolidated financial statements for the year ended on the Last Accounts Date and incorporating the consolidated and Company statements of financial position as at the Last Accounts Date, and the Company's consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity, and the consolidated statement of cash flows for the year ended on the Last Accounts Date (and including the notes and directors' reports relating to them);

Laws means all laws of any relevant jurisdiction made or issued, and current, at any time and from time to time and applicable or capable of being applicable to the Wider Group and/or the transaction contemplated by this agreement;

Listing Rules means the Rules Governing the Listing of Securities on the Stock Exchange as current for the time being and from time to time;

Mandatory General Offer means the mandatory general offer which will be required under the Takeovers Code upon and as a consequence of the completion of the sale and purchase of the Sale Shares;

Material Adverse Change or Material Adverse Effect means, except with respect to clauses 4.1(d) and 4.2, a change, event or occurrence that has a material adverse effect on the financial condition or results of operations of the Group Companies, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect could or would occur, any change, event or occurrence principally attributable to, arising out of or resulting from any of the following shall be disregarded: (i) general economic, business, industry or credit, financial or capital market conditions (whether in China or internationally) (including, without limitation, conditions affecting generally the industries served by the Wider Group Companies); (ii) the taking of any action required or permitted by this agreement; (iii) the negotiation, entry into and announcement of this agreement; (iv) the breach of this agreement by the Purchaser or the Purchaser Parent; (v) the taking of any action with the approval of the Parent or the Purchaser Parent, (vi) pandemics, earthquakes, tornados, hurricanes, floods and acts of God; (vii) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (viii) any changes or prospective changes in Laws, Regulatory Requirements or accounting rules, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions; (ix) any existing event, occurrence or circumstance with respect to which the Purchaser or the Purchaser Parent has knowledge as of the date hereof (including, without limitation, any matter set forth in the schedules); and (x) any adverse change in or effect on the business of the Wider Group Companies that is cured by or on behalf of the Company before the earlier of Completion and the termination of this agreement as set forth herein;

Option Shares means all Shares issued or liable to be issued on exercise of any of the Share Options;

PRC means the People's Republic of China (excluding for the purposes of this agreement, Hong Kong, the Macau Special Administrative Region and Taiwan);

Prospectus means the Company's Hong Kong prospectus dated and published on 29 January 2010;

Purchase Price has the meaning set forth in clause 3.2;

Purchaser Affiliate means any wholly owned subsidiary of the Purchaser Parent;

Regulatory Authority means any regulatory authority duly empowered in any relevant jurisdiction at any time and from time to time to time to regulate activities of the Wider Group and/or the transactions contemplated by this agreement;

Regulatory Requirements means all regulations and rulings of any competent Regulatory Authority made or issued, and current, at any time and from time to time to time and applicable or capable of being applicable to the Wider Group and/or the transactions contemplated by this agreement;

Releasee has the meaning set forth in paragraph 9 of the schedule headed “Limits on Claims”;

Releasor has the meaning set forth in paragraph 9 of the schedule headed “Limits on Claims”;

Restrictive Covenant means a restrictive covenant in the Agreed Form to entered into by The Jordan Company, L.P., The Jordan Company II, L.P. the Seller, the Purchaser and the Purchaser Parent at Completion;

RMB or Renminbi means the lawful currency of the PRC;

Sale Shares means 534,800,000 Shares;

Seller's Warranties means the representations and warranties given by the Seller pursuant to clauses 8.1 and 8.2 and as set out in the schedule headed "Seller’s Warranties";

SFC means the Securities and Futures Commission of Hong Kong;

SFO means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong);

Share Option means any option outstanding under the Company's Share Option Scheme;

Share Option Scheme means the Company's Share Option Scheme described in the Prospectus;

Shares means the ordinary shares of HK0.10 each in the issued capital of the Company, together with (and including) any shares or securities deriving from the same on or as a result of any Capital Reorganisation;

Stock Exchange means The Stock Exchange of Hong Kong Limited;

Stock Exchange Rules means the Rules of The Stock Exchange of Hong Kong Limited;

Takeovers Code means the Hong Kong Code on Takeovers and Mergers as current at the date of this agreement;

Takeovers Executive means the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director as stipulated in the Takeovers Code;

Termination Date has the meaning set forth in clause 4.4;

Voting Rights has the same meaning as under the Takeovers Code;

Warranty Claim means a claim by the Purchaser for any breach or alleged breach of any of the Fundamental Warranties; and

Wider Group means the Group together with the Associated Companies, and the terms "Wider Group", "Wider Group Company" and "member of the Wider Group" shall be interpreted accordingly.

2.	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)	that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)
any subordinate legislation made (before or after signature of this agreement) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above.

3.	In this agreement:

(a)	words denoting persons shall include bodies corporate and unincorporated associations of persons;

(b)	references to an individual/a natural person include his estate and personal representatives; and

(c)	subject to the clause headed "Assignments", references to a party to this agreement include references to the successors or assigns (immediate or otherwise) of that party.

4.
For the purposes of this agreement, a company or other body corporate is a "subsidiary" of another company or other body corporate (its "holding company") if that other company or other body corporate:

(a)	holds a majority of the voting rights in it or otherwise has control of it; or

(b)	has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any); or

(c)	is a shareholder or member of it and controls alone or together with other persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it, or

(d)	if it is a subsidiary of a company or other body corporate which is itself, directly or indirectly, a subsidiary of that holding company.

Without limiting or affecting the foregoing, the subsidiaries of a company or other body corporate (which shall be treated as its "holding company") shall be deemed to include any other entity which is or would be required to be included in the consolidated accounts of such company or other body corporate in accordance with IFRS.

5.
For the purposes of this agreement, a company or other body corporate is a "wholly-owned subsidiary" of another company or other body corporate (its "holding company") if it has no members or shareholders except that holding company and that holding company's wholly-owned subsidiaries or persons acting on behalf of that holding company or its wholly-owned subsidiaries.

6.	For the purposes of this agreement:

(a)
a person shall be taken to control another person or entity if (i) it has ownership of more than one-half of the voting share capital (or equivalent right of ownership) of that other person or entity or (ii) it has the right or power (whether through the holding of voting securities, by contract or otherwise) to direct the policies and management of that other person or entity or to secure that the affairs of that other person or entity are conducted in accordance with its wishes or (iii) if it is the holding company of that other person or entity for any other reason or on any other basis; and

(b)
the "affiliates" of any person (the "first") mean (i) any person (a "controller") which directly or indirectly controls the first, (ii) all other entities of which any controller has direct or indirect control, (iii) any person which is an "associate" as defined in the Listing Rules of the first or of any person within (i) or (ii) above and (iv) any person or entity (including any relevant body corporate, partnership or unincorporated association) having any material business connection or arrangement (directly or indirectly) with any of the first or any person within (i), (ii) or (iii) above.

SIGNATORIES

IN WITNESS WHEREOF this agreement has been signed by the parties and it is intended to be and is hereby delivered on the day and year first above written.

SIGNED by	)
for and on behalf of	)	/s/ Thomas H. Quinn
TJCC HOLDINGS LIMITED	)	Name: Thomas H. Quinn
	)	Title: Director

SIGNED by	)
for and on behalf of		/s/ Kim R. Kodousek
NEWCO HONG KONG 123 LIMITED	)	Name: Kim R. Kodousek
	)	Title: Director

SIGNED by	)
for and on behalf of	)	/s/ Michael W. Sutherlin
JOY GLOBAL INC.	)	Name: Michael W. Sutherlin
	)	Title: President and CEO